Exhibit 15.1

KPMG Audit 51 rue de Saint-Cyr CS 60409 69338 Lyon Cedex 9 France	Téléphone : Télécopie : Site internet :	+33 (0)4 37 64 76 00 +33 (0)4 37 64 76 09 www.kpmg.fr

Erytech Pharma S.A. Head office: 60 avenue Rockefeller - 69008 - Lyon
Consent of independent Registered Public Accounting Firm

The Board of Directors,

We consent to the incorporation by reference in the registration statements no. 333-232670 on Form S-8 and no. 333-232669 on Form F-3 of Erytech Pharma S.A. of our report dated March 17 2020, with respect to the consolidated statements of financial position of Erytech Pharma S.A. and its subsidiary as of December 31, 2019, 2018 and 2017, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Annual Report on Form 20-F of Erytech Pharma S.A. for the year ended December 31, 2019.

Our report dated March 17, 2020 refers to the change in Erytech Pharma S.A.’s method of accounting for leases on January 1, 2019, due to the adoption of IFRS 16 "Leases".

Lyon, March 18, 2020
KPMG Audit
A division of KPMG S.A.
/s/ Sara Righenzi de Villers
Partner

KPMG S.A., société française membre du réseau KPMG constitué de cabinets indépendants adhérents de KPMG International Cooperative, une entité de droit suisse.

Société anonyme d’expertise
comptable et de commissariat
aux comptes à directoire et
conseil de surveillance.
Inscrite au Tableau de l’Ordre
à Paris sous le n° 14-30080101
et à la Compagnie Régionale
des Commissaires aux Comptes
de Versailles.

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